Exhibit 99.1

Cogentix Medical Signs Agreement to Launch Endo-Urology Product Line in US; Launch to Further Increase Urology Products Growth Rate During 2018

MINNEAPOLIS, MN, July 18, 2017 – Cogentix Medical, Inc. (NASDAQ: CGNT), a global medical device company focused on providing the Urology, Uro/Gyn and Gynecology markets with innovative and proprietary products, today announced that it has entered into an exclusive license with Promepla, a Monaco-based medical device manufacturer, to launch an Endo-Urology product line in the U.S.  The product line is a full suite of endourological devices including ureteral access sheaths, gravity irrigation lines and nitinol guide wires that are highly complementary to the Company’s current urology product portfolio and will leverage Cogentix’s high performing commercial organization.  The initial preparation for launch of the Cogentix-branded product line is underway and management expects the product line will generate revenue exceeding $2.5 million during 2018.

“The launch of our Endo-Urology product line in the U.S. is one of the first steps in executing our business development strategy,” said Darin Hammers, President & CEO of Cogentix.  “Our primary focus for business development has been to add products that can immediately leverage the relationships our U.S. sales team has with their urology customers and the Endo-Urology product line perfectly meets this criteria.  The substantial growth we have seen in our PrimeSight™ business demonstrates what our sales team can do with new and innovative products.  This transaction is expected to further increase our strong urology product revenue growth rate, which was approximately 11 percent during the second quarter 2017.  In addition, the structure of the license agreement we have announced today means that we continue to have $27 million in cash and investments for additional business development opportunities. We expect to complete at least one more transaction in the near term.”

About Cogentix Medical
Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company.  We design, develop, manufacture and market products for flexible endoscopy with our unique PrimeSight™ product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier providing users with efficient and cost effective endoscope turnover while enhancing patient safety. We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults. The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com. ‘CGNT-G’

For Further Information:
Cogentix Medical, Inc.
Brett Reynolds, SVP and CFO
952-426-6152

EVC Group
Brian Moore/Doug Sherk
310-579-6199/415-652-9100

Cautionary Statements Related to Forward-Looking Statements

This press release includes forward-looking statements with regard to Cogentix Medical, Inc. (the “Company”). These forward-looking statements generally can be identified by the use of words such as "anticipate," "expect," "plan," "could," "may," "will," "believe," "estimate," "forecast," "goal," "project," and other words of similar meaning. Forward-looking statements in this press release may include, but are not limited to, statements about expected revenue growth rates; the Company's expectations regarding operating profit and cash operating profit; and plans, objectives, expectations and intentions with respect to future operations, products and services. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the effects of industry, economic or political conditions outside of the Company's control; competitive market factors; actual or contingent liabilities; the adequacy of the Company's capital resources; and the risks identified under the heading "Risk Factors" in the annual report on Form 10-K, for the year ended December 31, 2016, filed with the Securities and Exchange Commission ("SEC") on March 30, 2017. Investors are cautioned to not to place considerable reliance on the forward-looking statements contained in this presentation. Investors are encouraged to read the Company's filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this release, and the Company undertakes no obligation to update or revise any of these statements. The Company's businesses are subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.